Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated September 11, 2024 on the financial statements of StartEngine Crowdfunding, Inc. as of December 31, 2023 and 2022 and for the years then ended included herein on the Regulation A Offering Circular of StartEngine Crowdfunding, Inc. on Form 1-A/A.

Haynie & Company

Salt Lake City, Utah

October 9, 2024